Exhibit 10.10
                                                                   -------------


                         LILLY BETER CAPITAL GROUP, Ltd.
                          A Prometheus Trust Subsidiary

                                 January 6, 2002

Matthew H. Fleeger, Esq.
CEO Med Solutions, f/k/a
EnviroClean International, Inc.
12750 Merit Drive, Ste. 770
Dallas, Texas 75251

Dear Mr. Fleeger:

         The purpose of this letter is to confirm the intentions of Lilly Beter Capital Group, Ltd. (LBCG) concerning financing for your Company as well as the impact on financial market conditions resulting from the events of September 11, 2001.

         It is our intention to move forward with a positive and highly feasible financing package, which will include an effort to raise (thru a debt offering) a minimum of $15MM up to a maximum of $20MM in tradable low-grade, high yield ten-year bonds. The interest rate for this type of debt using a ten-year bond scenario will fluctuate considerably from 13 1/2% to 15%.

         We understand thru meetings that Mr. Maxmin attended in November 2001 (with you) that it is your Company's intent to use the name of LBCG for an exit strategy to raise bridge financing.

         If true, all potential investors must be given certain factual disclosures in advance. They must be given a copy of this letter, which must be acknowledged indicating they know what LBCG's requirements are to make our Bond fund raising feasible.

         Med Solutions, f/k/a EnviroClean International, Inc. must be a trading public company, in good standing, and in compliance with all applicable filings for the SEC, NASD, as well as any state requirements that apply to the public company. It cannot be delinquent with any State or Federal requirements.

         Your Company must have an acquisition targeted along with Letters of Intent that reflect revenues and projections you gave us last June 2000, that meet the requirements of ERR, Inc. and Simatek. This transaction is also contingent upon our receiving pro forma financial statements establishing that these acquisitions can support the bond payments and bond expenses of a $15-20MM bond offering based on a 15% interest rate. The pro forma financial statements we require include the balance sheet, cash flow statement, and income and expense.

         It is unacceptable for your company to use LBCG's name as an exit strategy for any bridge fund raising until you have selected, and we have approved, the targets.

         The Escrow account must be replenished to five hundred thousand dollars US ($500,000).

         Your Company must disclose in writing to each potential investor and each investor must acknowledge to LBCG in writing that they have been given a disclosure statement that describes the company's federal tax withholding status.

         Each investor must receive a copy of risk factors along with this letter. LBCG suggests that the risk factors be similar to those, which would be included in the SB or Prospectus, and we must approve the list. Each investor must acknowledge to LBCG in writing that they have received the risk factors.

         We initially met with you and your Company and discussed going forward with this transaction thru a Letter of Intent approximately eighteen months ago. Many conditions have changed since that time. Market conditions have taken a turn; investor attitudes have undergone an evolution; and the economy as a whole is in a state of uncertainty. Notwithstanding these events, we believe in your Company's management and we believe in your ability to effectively execute a well-designed plan that will take this Company to the heights that we discussed before.

         We also believe that this plan can be accomplished if you are able to put these acquisitions together successfully, barring any acts of God, war, terrorism and volatile financial market conditions.

         Any investor, whether individual or institutional, as well as any individual raising capital for your Company must sign a letter stating that they have received a copy of this letter and that they fully understand that there are no guarantees anywhere regarding what market conditions may be from one day to the next and they understand what the conditions are for our Company name to be used in connection with any raising of capital. We must be given a copy of each signed letter.

         We must meet with each person before they raise any funds to discuss each of these points.

         The factors that initially motivated our Company to go forward with this undertaking are the same factors that will motivate us to go forward today.

         If this letter meets with your approval, please sign below, date and then fax me a copy at (713) 863-7602.

         Please do not hesitate to call me at (713) 861-7248 if you have any questions.

                                                      Sincerely yours,


                                                        /s/ Celso B. Suarez, Jr.
                                                      --------------------------
                                                      Celso B. Suarez, Jr.
                                                      Counsel for LBCG
Read and approved


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Matthew H. Fleeger

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Date